Exhibit 99.1

Sunworks Reports Financial Results for the First Quarter of 2020

Company Implements Cost Reduction Measures, Bolsters Cash Position In Response To COVID-19

ROSEVILLE, Calif. May 7, 2020 - Sunworks, Inc. (Nasdaq: SUNW), a provider of solar power solutions for agriculture, commercial and industrial (ACI), public works and residential markets, announced financial results for the first quarter of 2020 and provided an update on the impact from the COVID-19 pandemic.

First Quarter 2020 Summary:

●	Revenue of $12.4 million for the first quarter of 2020 versus $9.3 million in the first quarter of 2019.

●	Net loss of $6.7 million, including a $4.0 million goodwill impairment charge. Loss of $2.7 million excluding the goodwill impairment compares to a net loss of $4.5 million in the first quarter of 2019.

●	Total backlog of projects as of March 31, 2020 was $41.8 million.

●	Cash balance at March 31, 2020 was $5.9 million versus $3.5 million at the end of the first quarter of 2019.

The company noted that first quarter results historically are negatively impacted by wet weather in California, particularly for agriculture-related ground-mount systems. For 2020, the slow seasonality was exacerbated by the significant disruption caused by the COVID-19 pandemic.

COVID-19 Update:

The company is authorized to continue serving customers as an “Essential Business” as defined by county agencies’ “shelter-in-place” directives. The energy industry is identified by the federal government as critical, which has allowed the company to continue operating during the pandemic. Despite this, some of its customers, subcontractors, and suppliers may not have been deemed as an “Essential Business,” therefore they are not operating at a similar capacity, disrupting and negatively impacting the company’s near-term activities. In addition, many Authorities Having Jurisdiction (AHJ) and utility companies have been affected by the pandemic, causing delays in permitting and other required approvals. In response to the disruption, the company has placed 38 employees (or approximately 20% of its workforce) on temporary layoff and another 32 employees have taken reduced salaries or transitioned to working part-time. These actions, among others, have resulted in greater than $0.4 million of savings per month. As announced on April 30, 2020, the company strengthened its cash position when it secured a $2.8 million loan under the Paycheck Protection Program (PPP), a provision within the Coronavirus Aid, Relief, and Economic Security (CARES) act, and guaranteed by the Small Business Administration (SBA).

Chuck Cargile, Sunworks’ Chairman of the Board and Chief Executive Officer said, “We navigated a challenging market environment in the first quarter of 2020, working to protect our employees and operations while mitigating risk and uncertainty caused by the COVID-19 pandemic. Our new sales slowed considerably, and our installation revenue was negatively impacted by customer-driven pushouts and project delays in permitting, final inspection, and Permission to Operate (PTO) due to AHJ and utility response times. In response to our slowed operations, we have made significant reductions in our cost structure and have successfully strengthened our cash position, which should enhance our ability to weather this disruption and continue supporting our customers.”

First Quarter Financial Summary

Total revenue for the quarter was $12.4 million, or 33% higher than the $9.3 million reported during the first quarter of 2019. The company noted that prior year revenue was particularly low primarily due to weather delays whereas the current year revenue was lower than expected due to the slowdown in activity in March, caused by COVID-19.

Gross profit for the first quarter of 2020 was $1.0 million or 7.7% of revenue compared to a negative gross profit of $0.6 million in the first quarter of the prior year. The current period gross profit was negatively impacted by approximately $0.2 million of costs incurred, without capturing the respective margin due to the timing of completion on certain jobs as final inspection and utility operating approvals had not been granted. This margin is expected to be earned in the second or third quarter of 2020 when the respective milestones are hit. Also, affecting the gross profit for the first quarter was a $0.2 million expense to settle a customer dispute for projects originally entered into in 2017, and a $0.1 million expense for a significant project overrun, which cannot be charged to the customer.

Total operating expenses were $7.4 million, which includes a $4.0 million goodwill impairment charge. The goodwill impairment is a result of the company’s carrying value of its net assets compared to the expected near-term results, which have been adjusted downward due to COVID-19 delays. Excluding the goodwill impairment, the operating expenses in the first quarter of 2020 were $3.4 million versus $3.7 million in the corresponding period of 2019. Net loss for the first quarter of 2020 was $6.7 million, or $0.60 per fully diluted share, compared to a net loss of $4.5 million, or $1.21 per fully diluted share for the first quarter of 2019. The loss per fully diluted share in the first quarter of 2020 was affected by our increased number of shares outstanding in the quarter.

Mr. Cargile continued, “Our primary near-term focus is on managing through the unprecedented challenges caused by the COVID-19 pandemic. We are fortunate to have secured the $2.8 million PPP loan to bolster our cash position, and we are confident that a portion will be forgiven under the criteria outlined by the SBA. We also anticipate benefiting from our recent cost reduction actions, enabling us to effectively support the organization with lower overhead. Once market conditions stabilize and we return to more normalized operations and revenue, we expect that our lower cost structure will enable us to return to profitability and generate positive cash flow from operations.”

Conference Call Details

Management will host a conference call to discuss these results Today, Thursday, May 7, 2020 at 11 a.m. ET (8 a.m. PT). To access the call, please dial 1-844-369-8770 (toll free) or 1-862-298-0840 (international). The conference call will also be broadcast live over the Internet, which can be accessed via the Investor Relations section of Sunworks’ web site at http://ir.sunworksusa.com. All participants should call or access the website approximately five minutes before the conference begins.

The webcast will be available for replay for at least 90 days. A telephonic replay of this conference call will also be available by dialing 1-919-882-2331 and using the replay ID # 34641 until 11:59 p.m. ET on May 21, 2020.

About Sunworks, Inc.

Sunworks, Inc. (NASDAQ:SUNW) is a premier provider of high performance solar power systems. Sunworks is committed to quality business practices that exceed industry standards and uphold its ideals of ethics and safety. Sunworks continues to grow its presence, expanding nationally with regional and local offices. The Company strives to consistently deliver high quality, performance-oriented solutions for customers in a wide range of industries including agricultural, commercial and industrial, state and federal, public works, and residential. Sunworks’ diverse, seasoned workforce includes veterans who bring a sense of pride, discipline, and professionalism to their interaction with customers. All Sunworks’ employees uphold its guiding principles each day. Sunworks is a member of the Solar Energy Industries Association (SEIA) and is a proud advocate for the advancement of solar power. For more information, visit www.sunworksusa.com

Safe Harbor Statement

Matters discussed in this press release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this press release, the words “anticipate,” “believe,” “estimate,” “will,” “may,” “intend,” “expect” and similar expressions identify such forward-looking statements. Forward-looking statements include all statements other than statements of historical fact contained in this press release, including statements regarding the Company’s future sales, revenue, gross profit, gross margin, operating expenses, operating income, net income, cash balance and cash from operating activities. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained herein. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based largely on the expectations of the Company and are subject to a number of risks and uncertainties. These risks include, but are not limited to, risks and uncertainties associated with: the impact of economic, competitive, regulatory, environmental and other factors affecting the Company and its operations, markets and products; the impact of COVID-19 and the related federal, state and local restrictions on the Company’s operations and workforce, the impact of COVID-19 and such restrictions on our customers, and the impact of COVID-19 on the Company’s supply chain and availability of shipping and distribution; the prospects for sales, lower revenues, failure to earn profit, higher costs than expected, potential operating losses, ownership dilution, inability to repay debt, and the inability to complete projects within anticipated timeframes and costs; the impact of tariffs imposed by governmental bodies; the impact of national and local economies generally; the Company’s ability to access governmental assisted financing; and other factors detailed in reports filed by the Company. You should also review the risks described in “Risk Factors” in Part I, Item 1A of Sunworks, Inc.’s Annual Report on Form 10-K and in the other reports and documents Sunworks files with the Securities and Exchange Commission from time to time.

Any forward-looking statement made by us in this press release is based only on information currently available to us and reflects only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Investor Relations Contact:

Rob Fink

FNK IR

646.809.4048

rob@fnkir.com

SUNWORKS, INC.

CONSOLIDATED BALANCE SHEETS

AS OF MARCH 31, 2020 AND DECEMBER 31, 2019

(in thousands, except share and per share data)

	March 31, 2020	December 31, 2019
	(unaudited)
Assets
Current Assets
Cash and cash equivalents	$5,471	$3,154
Restricted cash	385	385
Accounts receivable, net	6,753	7,606
Inventory, net	2,007	2,970
Contract assets	5,154	4,864
Other current assets	697	275
Total Current Assets	20,467	19,254
Property and equipment, net	457	511
Operating lease right-of-use asset	1,374	1,505
Other Assets
Other deposits	69	69
Goodwill	5,464	9,464
Total Other Assets	5,533	9,533
Total Assets	$27,831	$30,803

Liabilities and Shareholders’ Equity
Current Liabilities
Accounts payable and accrued liabilities	$10,234	$11,221
Contract liabilities	3,435	4,616
Customer deposits	604	753
Operating lease liability, current portion	893	864
Loan payable, current portion	57	88
Promissory note payable, current portion	2,127	-
Acquisition promissory note, current portion	-	252
Total Current Liabilities	17,350	17,794

Long-Term Liabilities
Operating lease liability	481	641
Promissory note payable, net	-	3,484
Warranty liability	471	441
Total Long-Term Liabilities	952	4,566
Total Liabilities	18,302	22,360

Shareholders’ Equity
Preferred stock Series B, $001 par value; 5,000,000 authorized shares; 0 and 0 issued and outstanding, respectively	-	-
Common stock, $.001 par value; 200,000,000 authorized shares; 16,628,992 and 6,805,697 issued and outstanding, respectively	17	7
Additional paid in capital	88,956	81,132
Accumulated deficit	(79,444)	(72,696)
Total Shareholders’ Equity	9,529	8,443
Total Liabilities and Shareholders’ Equity	$27,831	$30,803

SUNWORKS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE MONTHS ENDED MARCH 31, 2020 AND 2019

(UNAUDITED)

(in thousands, except share and per share data)

	Three Months Ended
	March 31, 2020	March 31, 2019

Revenue	$12,361	$9,268

Cost of Goods Sold	11,405	9,912

Gross Profit (Loss)	956	(644)

Operating Expenses
Selling and marketing expenses	657	782
General and administrative expenses	2,599	2,676
Goodwill impairment	4,000	-
Stock-based compensation	98	124
Depreciation and amortization	81	92

Total Operating Expenses	7,435	3,674

Loss before Other Income/(Expenses)	(6,479)	(4,318)

Other Income/(Expenses)
Other income (expense)	(10)	(8)
Interest expense	(259)	(209)

Total Other Income/(Expenses)	(269)	(217)

Loss before Income Taxes	(6,748)	(4,535)

Income Tax Expense	-	-

Net Loss	$(6,748)	$(4,535)

LOSS PER SHARE:
Basic	$(0.60)	$(1.21)
Diluted	$(0.60)	$(1.21)

WEIGHTED-AVERAGE COMMON SHARES OUTSTANDING
Basic	11,163,902	3,733,858
Diluted	11,163,902	3,733,858